Exhibit 99.2

51 West Pearl Street

Coldwater, Michigan 49036

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Southern Michigan Bancorp, Inc. will be held on Thursday, May 10, 2012 at 4:00 p.m. local time, at the Dearth Community Center, located at the Fairgrounds, in Coldwater, Michigan. At the meeting, we will:

(1)	Vote on the election of five directors; and

(2)	Ratify the selection of CliftonLarsonAllen LLP as independent auditors for 2012.

We will also transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 9, 2012 are entitled to notice of and to vote at the annual meeting and any adjournment of the meeting. We began sending and delivering the enclosed proxy statement and accompanying proxy to our shareholders on approximately March 29, 2012.

Date: March 29, 2012	By Order of the Board of Directors John H. Castle Chairman of the Board

It is important that your shares of Southern common stock be represented at the meeting. We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may revoke your proxy and vote in person.

SOUTHERN MICHIGAN BANCORP, INC.

51 West Pearl Street

Coldwater, Michigan 49036

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement and the enclosed proxy are being furnished to you in connection with the solicitation of proxies by the board of directors of Southern Michigan Bancorp, Inc., a Michigan corporation (the “Company”), for use at the annual meeting of shareholders of the Company or any adjournment of the meeting. The annual meeting will be held on Thursday, May 10, 2012 at 4:00 p.m. local time at the Dearth Community Center, located at the Fairgrounds, in Coldwater, Michigan. We began sending and delivering this proxy statement and accompanying proxy to our shareholders on approximately March 29, 2012.

Purpose of the Meeting

The purpose of the annual meeting is to consider and vote on:

•	the election of five directors; and

•	the ratification of the selection of CliftonLarsonAllen LLP as independent auditors for 2012 (“Proposal 2”)

In addition, any other business that properly comes before the meeting will be considered and voted on. As of the date of this proxy statement, we do not know of any other matters to be considered at the annual meeting.

Board Recommendation

Your board of directors recommends that you vote FOR each nominee for director named in this proxy statement and FOR Proposal 2.

How to Vote Your Shares

You may vote at the annual meeting in person or by proxy if you were a shareholder of record of common stock of the Company on March 9, 2012. You are entitled to one vote per share of common stock of the Company that you own on each matter presented at the annual meeting. As of March 9, 2012, there were 2,376,724 shares of common stock of the Company, par value $2.50 per share, issued and outstanding.

Your shares of common stock of the Company will be voted at the annual meeting if you properly sign and return to us the enclosed proxy. If you specify a choice, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for the election of each nominee for director named in this proxy statement and for Proposal 2. If any other matter is presented at the annual meeting, the individuals named in the enclosed proxy will vote your shares on those matters in their discretion.

You may revoke your proxy at any time before it is exercised by:

•	delivering written notice to the Danice L. Chartrand, Secretary of the Company;

•	signing and delivering a later dated proxy to the Secretary of the Company; or

•	attending and voting at the annual meeting.

Merely attending the meeting will not, by itself, revoke your proxy. Your last valid vote that we receive before or at the annual meeting is the vote that we will count.

Discretionary Voting

If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain “routine” matters. We expect that Proposal 2 will be considered a routine matter and your broker will have discretionary authority to vote your shares on the proposal. The election of directors is not considered a routine matter and your broker will not have discretionary authority to vote your shares on the election of directors. It is important that you promptly provide your broker with voting instructions if you want your shares voted on the election of directors.

Broker Non-Votes

Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received timely voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares. In these cases, the broker can register your shares as being present at the meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

Quorum

A majority of shares entitled to vote at the annual meeting must be present or represented at the meeting to constitute a quorum. If you submit a proxy or attend the meeting in person, your shares will count towards establishing a quorum, even if you withhold voting authority or abstain from voting on some or all of the matters introduced at the meeting. Abstentions and broker non-votes will also count towards establishing a quorum.

Required Vote

Election of Directors: A plurality of the shares voting at the meeting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Abstentions, broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Ratification of Independent Auditors: Proposal 2 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on Proposal 2 in person or by proxy will not be included in the vote count.

Other Matters: We do not know of any other matters to be presented at the meeting. Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal. Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

The signing of a proxy does not preclude you from attending the annual meeting and voting in person. You are encouraged to promptly complete, date and sign the enclosed proxy card and return it to Southern Michigan Bank & Trust, Attn: Trust Department, the transfer agent for the Company’s common stock, even if you intend to attend the meeting.

Who Will Solicit Proxies

Directors, officers and employees of the Company will solicit proxies on behalf of the Company by mail, in person, or by telephone. These individuals will not receive additional compensation for soliciting proxies. The Company will request brokers, custodians, nominees, and other fiduciaries to forward proxy materials to beneficial owners of shares of common stock of the Company held of record by such parties and will reimburse them for their reasonable charges and out-of-pocket expenses in connection with forwarding proxy materials to beneficial owners. The Company will pay all of the costs of soliciting proxies.

PROPOSAL 1 - ELECTION OF DIRECTORS

The Company’s Board of Directors is currently composed of thirteen directors who are divided into three classes. One class is elected each year for a three year term. The Board of Directors has nominated five individuals for election as directors to serve for a three year term ending at the 2015 annual meeting of shareholders. All of the nominees currently serve as directors. If any of the nominees are unable or unwilling to serve as a director, your proxy will be voted for the election of the person nominated by the Board of Directors in substitution, if any. The Company has no reason to believe that any nominee of the Board of Directors is unable or unwilling to serve as a director, if elected.

The following table lists the names of the nominees and the other current directors and their ages as of December 31, 2011, their principal occupations, and the year in which each became a director.

Name of Director	Age	Principal Occupation(s)	Year First Became a Director of the Company

Nominees of the Board of Directors for election at the annual meeting:

Gregory J. Hull	63	President – Hull Farms, Inc.	1995

Thomas E. Kolassa	64	Senior Vice President – Hub International, Inc.	1995

Donald J. Labrecque	54	President – Labrecque Management, LLC	2004

Thomas D. Meyer	67	President – Meyer Ventures, LLC	2008

Freeman E. Riddle	79	Vice President – Spoor & Parlin, Inc.	1982

Directors Whose Terms Continue until the 2013 Annual Meeting:

John S. Carton	70	Retired Business Executive	2007

H. Kenneth Cole	63	Chief Administrative Officer – Hillsdale College	1998

Gary Hart Haberl	59	President – Infinisource, Inc.	2004

Brian P. McConnell	49	President & COO – Burr Oak Tool, Inc.	2007

Kurt G. Miller	55	President of the Company and Southern Michigan Bank & Trust	2002

Directors Whose Terms Continue until the 2014 Annual Meeting:

Dean Calhoun	53	CEO - Coldwater Veneer, Inc.	2006

John H. Castle	54	Chairman of the Board of the Company and Southern Michigan Bank & Trust; Chief Executive Officer of the Company and Southern Michigan Bank & Trust	2002

Nolan E. Hooker	59	President – Hooker Oil Co.;Co-President – Best American Car Washes	1991

Your board of directors recommends that you vote FOR each

nominee for director named in this proxy statement.

PROPOSAL 2 – RATIFICATION OF INDEPENDENT AUDITORS

CliftonLarsonAllen LLP conducted an independent audit of the consolidated financial statements of the Company for the year ended December 31, 2011. The Audit Committee of the Board of Directors has selected CliftonLarsonAllen LLP to act as the Company’s independent auditors for the year ending December 31, 2012.

This selection is being submitted to shareholders for ratification. While such ratification is not required, the Company believes it is an important corporate decision in which shareholders should participate. If the shareholders do not ratify the selection of CliftonLarsonAllen LLP to act as the Company’s independent auditors for the year ending December 31, 2012, the Audit Committee will consider a change in independent auditors for the next year.

Your Board of Directors recommends

that you vote FOR Proposal 2.

STOCK OWNERSHIP BY MANAGEMENT

The following table presents, as of December 31, 2011, the total number of shares of common stock of the Company beneficially owned, and the percent of such shares so owned, by each director and executive officer and by all directors and executive officers of the Company as a group.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Stock Options (4)	Total Beneficial Ownership	Percent of Class(5)
Dean Calhoun	90	167,227	680	167,997	7.12%
John S. Carton	2,901	—	280	3,181	*
John H. Castle	16,986	177	63,925	81,088	3.35%
Danice L. Chartrand	5,680	—	22,745	28,425	1.19%
H. Kenneth Cole	682	—	2,413	3,095	*
Gary Hart Haberl	107	10,396	1,573	12,076	*
Nolan E. Hooker	2,106	4,303	2,413	8,822	*
Gregory J. Hull	245	3,763	2,413	6,421	*
Thomas E. Kolassa	18,468	—	2,413	20,881	*
Donald J. Labrecque	2,916	—	1,573	4,489	*
Brian P. McConnell	195	2,500	280	2,975	*
Thomas D. Meyer	3,738	—	205	3,943	*
Kurt G. Miller	12,927	12	52,425	65,364	2.71%
Freeman E. Riddle	1,235	9,000	2,098	12,333	*
Totals	68,276	197,378	155,436	421,090	16.75%

(1)	The number of shares stated is based on information furnished by each person listed and include shares personally owned of record by that person and shares that are considered to be otherwise beneficially owned by that person. Voting power includes the power to vote or direct the voting of the security. Dispositive power includes the power to dispose or direct the disposition of the security. A person will also be considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days, such as through the exercise of a stock option. Shares held in fiduciary capacities by the Company are not included in shares beneficially owned by individuals unless otherwise indicated. The directors and officers of the Company may, by reason of their positions, be in a position to influence the voting or disposition of shares held in trust by the Company to some degree, but disclaim beneficial ownership of these shares. The Company and the Bank disclaim beneficial ownership of shares held by the Bank in fiduciary capacities.
(2)	Includes restricted stock shares that vest within 60 days. 70 shares for Mssrs. Calhoun, Cole, Haberl, Hooker, Hull, Kolassa, Labrecque and Riddle; 60 shares for Mssrs. Carton, McConnell and Meyer; 2,000 shares for Mr. Castle; 1,600 shares for Mr. Miller and 725 shares for Ms. Chartrand.
(3)	The number of shares shown in this column includes shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the listed person may have substantial influence by reason of relationship.

(4)	The stock options included in this column are only those options that are exercisable within 60 days from December 31, 2011. Options that vest at later dates are not reported in this table.
(5)	Based on a total of 2,358,599 issued and outstanding shares as of December 31, 2011, plus the number of shares subject to stock options that are currently exercisable or that will be exercisable by holders of such stock options within 60 days.
(*)	Less than one percent (1%).

SHAREHOLDER COMMUNICATIONS

Shareholders who wish to send communications to the Company’s Board of Directors may do so by sending them to Danice L. Chartrand, the Secretary of the Company, at the address that appears on the first page of this proxy statement. Communications may be addressed either to individual directors or the entire Board of Directors. The Secretary has the discretion to screen and not forward to directors any communications that the Secretary determines in her discretion are communications unrelated to the business or governance of the Company and its subsidiaries, including, without limitation, commercial solicitations and offensive, obscene, or otherwise inappropriate communications. The Secretary will, however, compile all shareholder communications that are not forwarded and the communications will be available to any director.

By Order of the Board of Directors

Danice L. Chartrand Secretary